SMART ONLINE LICENSE AGREEMENT

The LICENSE AGREEMENT (this “Agreement”) is made and entered into on February 16, 2010, effective as of the 1st day of December, 2009 (the “Effective Date”), by and between Smart Online, Inc., a Delaware corporation (“Developer”) with a principal place of business at 4505 Emperor Blvd., Suite 320, Durham, NC 27703 and 1-800-Pharmacy, Inc. a Delaware corporation (“Company”) with a principal place of business at PO BOX 3445, Saratoga, CA  95070 (each a “Party” and together the “Parties”).

WHEREAS, the Developer is a Software company committed to developing and delivering web-based software for businesses;

WHEREAS, the Company is a web- based seller of health and beauty products; and

WHEREAS, the Company desires to use, and engage Smart Online to further develop and maintain, the Platform (as defined below).

NOW, THEREFORE, in consideration of the foregoing statements and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the Parties agree as follows:

1.           DEFINITIONS

1.1           “Company Information” means (a) any and all inventions, concepts, ideas, technology, trade secrets, computer programs, designs, drawings, test data, algorithms, formulas, methods, processes, techniques, text, pictures, sound, graphics, video, data and know-how created, conceived, or otherwise developed by Company without the assistance of Developer or its Representatives (as defined below) and without reliance on the Confidential Information of Developer; (b) any and all trademarks, service marks or trade dress of Company (“Company Marks”) that are provided by Company to Developer hereunder.

1.2           “Developer Technology” means (a) any and all software and related source code and object code, the Smart Online Applications (as defined below), technology, algorithms, formulas, methods, processes, techniques and know-how; and (b) any and all of Developer’s trademarks, service marks, and trade dress (“Developer Marks”) that are created, conceived, used, or otherwise developed, licensed or acquired by Developer or embodied or otherwise incorporated in, or used to operate or provide access to, the Platform(but specifically excluding Company Marks or any marks or designations that incorporate, or are substantially similar to the Company Marks), in whole or in part, and all inventions and works of authorship included in the foregoing, excluding the Company Information and Platform Content.

1.3           “Domain Names” means the domain name registered by Company from time to time for use with the Platform.  The initial Domain Name is http://www.1800Pharmacy.com.  The parties will execute a new license agreement with respect to any new Domain Name(s).

1.4           “Intellectual Property Rights” means patent rights (including patent applications and disclosures), rights of priority, copyright rights (including copyright registrations and registration applications), trademark, service mark, and trade dress rights (including registrations and registration applications therefore, Moral Rights, trade secret rights, know-how, and any other intellectual property or proprietary rights.

1.5           “Moral Rights” means any rights recognized to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is called or generally referred to as a “moral right,” including without limitation the rights of attribution and integrity.

1.6           “Platform”” means the website platform developed by Developer and all associated features, including the user interface, applications, text, pictures, sounds, graphics, video, data and other materials, as customized by Developer in accordance with the Platform Specifications on pages under the Domain Names (but excluding Company Information and Platform Content).

1.7           “Platform Content” means all text, pictures, sound, graphics, video, data and other material created by Company without the assistance of Developer or its Representatives (as defined below) and without reliance on the Confidential Information of Developer incorporated into the Platform, including but not limited to, data or information posted to blogs, forums or discussion boards and audio/video submissions, but excluding all text, pictures, sound, graphics, video, data and other material provided in or through the Smart Online Applications or any third party applications.

1.8           “Platform Specifications” means the functional specifications and performance requirements for the Platform set forth on Schedule A.

1.9           “Representative” means any and all agents, employees, servants, officers, directors, attorneys, or other persons acting or purporting to act on behalf of Developer.

1.10           “Smart Online Applications” means those Smart Online applications and business tools used with respect to the Platform.

2.	DEVELOPMENT

2.1           Acknowledgment of Parties with respect to Prior Work.  The Parties hereby acknowledge that Developer has completed Phase 1 and Phase 2 , as defined in the Scope Analysis prepared by Developer for Company, dated August 31, 2008 (the “Scope of Work”), and has completed certain changes thereto as requested by Company, arising from the start of the project through October 8, 2009, which changes were made at no additional cost to Company and without charge for hosting costs during that period, in exchange for which Company waived any and all rights it had to any credits from Developer, including without limitation to the amount of $238,000, as referred to in the Term Sheet, dated December 15, 2008.

2.3           Obligations of Developer.  Developer will perform those services required under this Agreement to customize, maintain and provide the e-commerce Platform to the extent set forth herein, including the services set forth on Schedule A attached hereto, and use commercially reasonable efforts to complete any other work to be performed by Developer that will be described in a Change Order, as defined below, and in accordance with the procedures set forth in Section 2.4.  The parties hereby acknowledge that work to be performed by Developer with respect to development of Phase 3 (as defined in the Scope of Work) shall be set forth in a Change Order pursuant to the procedures in Section 2.4.

2.4           Modifications to Specifications.

(a)           If at any time during the Term (as defined below) Company desires to modify or add to the e-commerce Platform Specifications, Company will present a written request describing such modifications or additions to Developer (each such request is a “Change Order”).  Developer will promptly review each such Change Order to determine whether such Change Order can be accomplished by Developer and whether the performance of such Change Order will require Developer’s expenditure of materially additional time and effort.  Company acknowledges and agrees that incorporating Change Orders into the e-commerce Platform Specifications will be subject to the mutual agreement of the Parties and may result in increased costs and/or delays in the operation of the e-commerce Platform hereunder.

(b)           Within fifteen (15) days of receipt by Developer of a Change Order, Developer will provide Company with a written statement that describes the modifications or additions agreeable to Developer and the reasons for any rejection of modifications or additions, the impact of the agreed modifications or additions on Developer’s obligations, including, without limitation, any changes in timeframe requirements or additional terms and conditions required to perform under such Change Order.  Company will have an opportunity to review such written statement and provide Developer with written acceptance or rejection of such statement; provided, however, that, if Company does not provide Developer with such written acceptance or rejection within five (5) business days after receipt of such statement from Developer, the terms and conditions of such statement shall be deemed accepted by Company.

(c)           Company will pay to Developer an amount equal to $150 per hour, billed in thirty-minute increments, for time spent by Developer to implement the modifications set forth in an accepted Change Order (“Change Order Charges”).  Company will pay all Change Order Charges due to Developer under this Section 2.4 for work performed in any given month no later than the 15th day of the immediately following month.

2.5           Project Meetings and Reports.  During the Term of this Agreement, the Parties will use commercially reasonable efforts to conduct regularly occurring meetings, in accordance with a schedule mutually agreed by the Parties, to review the status of Developer’s progress under this Agreement.

2.6           Technical Contacts.  Company and Developer will each designate primary and alternate technical contacts as the primary individuals responsible for facilitating communications between Company and Developer regarding all technical matters and for coordinating the deployment and testing of the Platform.  Each Party may change its respective technical contacts at any time by providing the other Party with no less than two (2) business days’ advance notice.

2.7           Bug List.  At no additional charge to Company, Developer will complete the items listed on the mutually agreed “bug list”, as detailed on Schedule C attached hereto.

2.8           Responsibilities.

(a)           Each Party shall utilize the level of staff resources necessary to perform its obligations under this Agreement within any and all applicable deadlines.  Company shall cooperate with Developer so that Developer may perform its obligations under this Agreement, including without limitation providing information, approvals and acceptances related to the Services, as reasonably requested by Developer.  In addition, Company will provide Developer, in a timely manner, with any Company Information necessary to perform the Services.  Developer’s delay or non-performance of its obligations under this Agreement shall not constitute a breach of this Agreement and Developer shall not otherwise be liable to the extent that such delay or non-performance results from Company’s failure to timely cooperate with Developer as set forth in this Section 2.8.

(b)           Company will use the Platform in a commercially responsible manner and (i) conduct business in a manner that reflects favorably at all times on Developer and its good name, goodwill and reputation; (ii) avoid deceptive, misleading or unethical practices that are or might be detrimental to either Party, the Platform, or the public; and (iii) make no representations, warranties or guarantees with respect to Developer or the Platform that are inconsistent with those customarily provided by Developer.

(c)            Developer may provide Company with certain marketing and advertising materials hereunder (“Developer Materials”).  Company may create copies of such Developer Materials and distribute them solely for the purpose of marketing and promoting the Platform in accordance with the terms of this Agreement.

(d)        The phrase “Powered by Smart Online (or iMart)” (together with a related internet link to a site controlled by Developer) will be displayed at the bottom of each page and sub-page associated with the Domain Name.

2.9           Change of Hosting Facility.  After December 31, 2011, upon not less than one hundred twenty (120) days’ prior written notice to Developer, Company will have the option to move the hosting servers with respect to its e-commerce application  and related equipment to an alternate hosting facility at its sole cost and expense, with no liability whatsoever to Developer.

3.           RESERVED.

4.           OWNERSHIP

4.1           Ownership by Developer.

(a)           Developer owns all right, title and interest in the Developer Technology, derivatives thereof and improvements thereto which are created, conceived, used, improved, modified or developed under or during the term of this Agreement, including all worldwide Intellectual Property Rights therein.  To the extent that, by operation of law or otherwise, any right, title, or interest in the Platform vests in Company, Company hereby irrevocably and unconditionally assigns to Developer and forever waives and agrees never to assert all such right, title, and interest.  At Developer’s request and expense, Company will provide reasonable assistance and cooperation to Developer, will execute documents, and will take such further acts reasonably requested by Developer to acquire, transfer, maintain, perfect, and enforce Developer’s rights as set forth in this Section 4.1(a).

(b)           Subject to the terms and conditions of this Agreement, Developer hereby grants to Company a non-exclusive, revocable, non-transferable, license and right, without right to sublicense to display, use and access the Platform for Company’s legitimate business purposes and to market, promote and permit use of the Platform solely for the conduct of their legitimate business purposes.  All rights to the Platform not expressly granted to Company herein are hereby retained by Developer.

(c)           Except as otherwise expressly permitted in this Agreement or with the prior written consent of Developer, Company shall not, and shall use commercially reasonable efforts to ensure that its employees, agents, contractors and affiliates do not, directly or indirectly:  (i) reverse engineer, disassemble, reverse translate, decompile or in any other manner decode or attempt to derive the source code for any Developer Technology; (ii) modify, enhance, adapt, translate, alter, create or prepare any derivative works from any Developer Technology; (iii) create any software which is substantially similar to or competitive with the Platform; (iv) release the results of benchmark tests or other comparisons of the Developer Technology with other software or materials; (v) remove or obscure any trademarks, notices, copyright notices, legends or any other proprietary marks or notices from any Developer Technology; (vi) sell, lease, license, distribute, disclose or otherwise transfer any Developer Technology; (vii) use the Developer Technology on behalf of or in service to any third party; (viii) use the Developer Technology in violation of any applicable laws, rules or regulations; or (ix) expressly authorize or permit any third party to do any of the foregoing.

4.2           Ownership by Company.

(a)           As between Company and Developer, subject to the limitations set forth herein, Company owns all right, title and interest in and to all Company Information and e-commerce Platform Content.  Subject to the limitations set forth herein, all rights in the Company Information and e-commerce Platform Content are hereby retained by Company.

(b)           Subject to the terms and conditions of this Agreement, Company hereby grants to Developer a limited, non-exclusive, worldwide, non-transferable, royalty-free license and right to use the Company Information and Platform Content solely for purposes of Developer’s performance of its obligations under this Agreement or as required by law.  The term of the license granted in this Section 4.2(b) corresponds to the term of this Agreement and shall terminate when this Agreement expires or is terminated for any reason; provided, however, that such license rights shall survive any expiration or termination of this Agreement to the extent necessary to provide assistance to Company in winding down use of the Platform, if applicable.  Nothing in this Agreement shall limit or restrict Developer’s rights with respect to any information it accesses from parties other than Company in connection with the use of the Platform that is not Company Information or third party applications offered through the Platform.

(c)           If Company provides feedback about the Developer Technology or the Platform, Developer shall have, without charge to Developer, the right to incorporate such feedback as improvements or modifications into the Developer Technology or the Platform, and, in such event, Company hereby irrevocably and unconditionally assigns to Developer and forever waives and agrees never to assert against Developer all right, title, and interest, including without limitation Intellectual Property Rights, in and to such feedback; provided, however, that to the extent Company’s feedback incorporates proprietary or trade secret information regarding Company’s technology or internal business processes or any other Company Confidential Information, then, notwithstanding anything herein to the contrary, no rights in such feedback shall be granted to Developer and Developer shall not be permitted to incorporate the same into the Developer Technology or the Platform except as (and solely to the extent) expressly approved in writing in advance by Company.

5.           PAYMENT

5.1           Payments.  During the Term of this Agreement, Company will pay to Developer the fees in the amounts and manner specified in Schedule B hereto (collectively, the “Monthly Fees”), in addition to any other fees for which Company is responsible hereunder.

5.2           Taxes.  Developer shall pay all taxes (specifically including all sales, use, excise and similar taxes but excluding taxes based on Company’s income) due on the payments received by Developer hereunder.

5.3           Development Costs and Expenses.  Except as expressly stated in this Agreement or otherwise mutually agreed by the parties in writing, Developer will be solely responsible for and will pay any and all costs and expenses incurred by Developer in performing the Services under this Agreement.

5.4           Payment of Monthly Fees.  Company will pay to Developer the Monthly Fees in advance, on the first day of each calendar month, commencing April 1, 2010, provided, however, that the Company will pay to Developer an amount equal to $120,000.00 no later than March 15, 2010, representing Monthly Fees payable for the four-month period commencing December 1, 2009 and ending March 31, 2010.

5.5           Fee Adjustment.  Notwithstanding the foregoing, on January 1, 2011, the Company may increase the Monthly Fees by 5% of the aggregate Monthly Fees for the immediately preceding calendar year.

5.6           Delivery of Company Shares.  On or before April 1, 2010, Company will (i) issue and deliver to Developer a stock certificate for 7,200 shares of common stock of Company (“Company Shares”), which Company Shares shall be duly issued, fully paid and non-assessable, or (ii) make a payment to Developer of an amount equal to $45,000, representing the full value of the Company shares as agreed by the parties.

6.           REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1           Developer.  Developer represents, warrants and covenants to Company that:

(a)           Developer has full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to grant and/or assign any rights expressly granted and/or assigned to Company under this Agreement.

(b)           Developer has not granted or assigned any rights in the Platform to any third party that are inconsistent with any rights expressly granted and/or assigned to Company herein;

(c)           the Platform does not, and Company’s use thereof in accordance with this Agreement will not infringe, misappropriate or violate the Intellectual Property Rights or any other rights of any third party or invade any person’s or entity’s privacy;

(d)           the components of the Platform do not, to the knowledge of Developer based on use of industry-standard anti-virus software, contain any virus or any other contaminant, including codes, commands or instructions that may be used to access, alter, delete or damage the Platform;

(e)           the Platform will substantially conform to the Platform Specifications described herein upon the expiration of the Test Period or any extension thereof, provided that the Platform is used in accordance with this Agreement; and

(f)           Developer will store, communicate and in all respects use personally identifiable information it collects or receives through the Platform in a commercially reasonable manner and consistent with all applicable laws, rules, regulations and orders of any governmental body.

6.2           Company.  Company represents, warrants and covenants to Developer that:

(a)           Company has full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to grant and/or assign the rights granted and/or assigned to Developer under this Agreement;

(b)           the Company Information and Platform Content do not, and Developer’s use thereof in accordance with this Agreement will not infringe, misappropriate or violate the Intellectual Property Rights or other proprietary interests of any third party or invade any person’s or entity’s privacy;

(c)           the Company Information as provided by Company to Developer and the Platform Content do not and will not, based on use of industry-standard anti-virus software prior to such delivery, contain any virus, hidden program or harmful, disruptive or destructive mechanism or device;

(d)           as between Developer and Company, Company owns all right, title and interest in and to the Domain Name(s) used in connection with the Platform (excluding any Domain Names that incorporate or reference any Developer Marks) and the Domain Names used in connection with any Platform and the content located thereat will not violate any applicable laws and regulations, or infringe on the Intellectual Property rights of any third party, contain any virus, be defamatory, libelous, threatening or harassing, obscene, pornographic or indecent; and

(e)           Company will store, communicate and in all respects use personally identifiable information it collects or receives through the Platform in a commercially reasonable manner and consistent with all applicable laws, rules, regulations and orders of any governmental body.

6.3           Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, DEVELOPER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATIONS OR WARRANTIES OF NON-INFRINGEMENT, SYSTEM INTEGRATION, DATA ACCURACY, QUIET ENJOYMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ANY REPRESENTATIONS OR WARRANTIES CONCERNING RESULTS OBTAINED FROM COMPANY, USERS, OR SUBSCRIBERS IN CONNECTION WITH THEIR USE OF THE DEVELOPER TECHNOLOGY AND ANY REPRESENTATIONS OR WARRANTIES ARISING OUT OF THE COURSE OF DEALING OR COURSE OF PERFORMANCE.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, DEVELOPER DOES NOT WARRANT THAT THE DEVELOPER TECHNOLOGY WILL MEET THE BUSINESS REQUIREMENTS OF COMPANY, OR THAT OPERATION OR USE THEREOF WILL BE UNINTERRUPTED, SECURE OR ERROR-FREE.  NO ORAL OR WRITTEN INFORMATION (INCLUDING THE DOCUMENTATION AND SPECIFICATIONS) WILL CREATE ANY WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THE WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT UNLESS MEMORIALIZED IN A WRITING SIGNED BY DEVELOPER EXPRESSLY GRANTING SUCH WARRANTY.

7.           INDEMNITY

7.1           Duty to Indemnify.  Developer will, at its expense, defend, indemnify, and hold harmless Company and its employees, officers, directors, agents, and other representatives from and against any damage, liability, cost or expense (including reasonable attorneys’ fees and court costs) arising out of any claim or action brought against Company to the extent that it is based on Developer’s actual or alleged material breach of any of its warranties, representations or obligations contained herein, or a claim that the Platform, in the form developed by Developer and used by Company in accordance with this Agreement and related Platform documentation, infringes the Intellectual Property Rights of any third party; provided, however, that, as a condition of Developer’s obligations in this Section 7.1 taking effect, Company shall:  (a) promptly notify Developer, in writing, of the claim, suit or proceeding; (b) provide Developer with all reasonable information and assistance, to defend or settle such a claim, suit or proceeding; and (c) grant Developer the authority and control of the defense or settlement of such claim, provided that Developer shall not settle or compromise any claim to which the foregoing indemnity applies without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed.

7.2           Injunction Remedies.  If Company’s use of any component of the Platform is, or in Developer’s opinion is likely to be, enjoined due to the type of claim specified in Section 7.1, then Developer, at its sole option and expense, will have the right to either: (a) procure for Company a license comparable to that granted herein to allow Company to continue using the Platform in accordance with the terms of this Agreement; or (b) substitute or modify the allegedly infringing item to avoid the infringement, while retaining equivalent functionality; or (c) if options (a) and (b) cannot be accomplished after Developer’s exercise of commercially reasonable efforts, Developer may terminate this Agreement upon notice to Company.

7.3           Exclusions.  Developer will have no obligation under Section 7.1 to the extent any claim relating to the Platform arises from:  (a) modifications that were not made or expressly authorized by Developer; (b) Company Information or Platform Content (except to the extent materially altered by Developer other than at the direction of Company); (c) use of the Platform in combination with data, products, programs or equipment not provided by Developer; or (d) use of an allegedly infringing version of the Platform after Company has been notified by Developer of such alleged infringement.

7.4           Company Indemnity.  Company will, at its expense, defend, indemnify, and hold harmless Developer and its employees, officers, directors, agents, and other representatives from and against any damage, liability, cost or expense (including reasonable attorneys’ fees and court costs) arising out of any claim or action brought against Developer to the extent that it is based on (a) Company’s activities under Section 2.9 hereof, (b) Company’s use of the Platform in violation of this Agreement or applicable laws, rules, or regulations, except to the extent such claim is based on the actual or alleged material breach of Developer’s representations, warranties or obligations hereunder; (c) a claim that Company Information or Platform Content in the form provided by Company and used by Developer in accordance with this Agreement infringes the Intellectual Property Rights of any third party; or (d) a breach of the covenants, representations or warranties of Company hereunder.  Developer shall:  (i) promptly notify Company, in writing, of the claim, suit or proceeding; (ii) provide Company with all reasonable information and assistance, to defend or settle such a claim, suit or proceeding; and (iii) grant Company the authority and control of the defense or settlement of such claim, provided that Company shall not settle or compromise any claim to which the foregoing indemnity applies without the prior written consent of Service Provider, which consent shall not be unreasonably withheld or delayed, and provided any failure by Developer to comply with the foregoing clauses (i) –(iii) shall not relieve Company of any liability it may have to indemnify Developer hereunder, except and solely to the extent Company is actually materially prejudiced by such failure.

7.5           Sole Remedy. OTHER THAN THE RIGHT TO TERMINATE THIS AGREEMENT AS A RESULT OF A MATERIAL BREACH IN ACCORDANCE WITH SECTION 10 HEREOF, THE FOREGOING PROVISIONS OF THIS SECTION 7 ARE EACH PARTY’S SOLE AND EXCLUSIVE OBLIGATIONS AND EACH PARTY’S SOLE AND EXCLUSIVE REMEDIES WITH RESPECT TO CLAIMS OF INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS OF ANY KIND MADE BY THIRD PARTIES.

8.           CONFIDENTIAL INFORMATION

8.1           Confidential Information.  Each Party agrees and acknowledges that it may receive the other Party’s Confidential Information in connection with the transactions contemplated in this Agreement. For the purposes of this Agreement, “Confidential Information” means:  (a) the Developer Technology, the Platform Specifications; (b) any business or technical information of Company or Developer, including without limitation information relating to Company’s or Developer’s membership or customer lists, product plans, designs, costs, product prices and names, sponsor information, income or sales data, finances, marketing plans, business opportunities, personnel, research, development or know-how that is designated in writing by the disclosing party as “confidential” or “proprietary” at the time of disclosure or, if orally disclosed, is reduced to writing by the disclosing party within thirty (30) days of such disclosure; (c) the Company Information; and (d) the terms and conditions of this Agreement.

8.2           Exclusions.  Confidential Information will not include information that: (a) is in or enters the public domain other than through the fault of the receiving Party; (b) was demonstrably in possession of the receiving Party prior to first receiving it from the disclosing Party; (c) is developed by the receiving Party independently without use of or access to or reliance on Confidential Information of the disclosing Party; (d) is obtained by the receiving Party from a third party without restriction on disclosure and without breach of a nondisclosure obligation; or (e) is disclosed with the prior written consent of the disclosing Party.

8.3           Use and Disclosure Restrictions.  Each Party will refrain from using the other Party’s Confidential Information except as necessary to perform its obligations under this Agreement or as otherwise expressly permitted herein, from disclosing such Confidential Information to any third party except to employees and consultants as is reasonably required in connection with the exercise of its rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees and consultants), and from reverse engineering, decompiling or disassembling any Confidential Information of the other Party.  However, each Party may disclose Confidential Information of the other Party:  (a) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the Party subject to such order gives reasonable notice to the other Party to contest such order or requirement; or (b) on a confidential basis to those legal or financial advisors with a need to know such information.  Notwithstanding anything herein to the contrary, Developer may disclose Confidential Information, including but not limited to this Agreement, and the terms and conditions of this Agreement, to the extent such disclosure is necessary to comply with any filings required by the United States Securities and Exchange Commission or any applicable stock exchange requirements.

8.4           Injunctive Relief.  The Parties acknowledge and agree that (a) any actual or threatened breach by a Party of its duties and obligations under this Section 8 will cause the other Party irreparable harm for which money damages would not constitute an adequate remedy; and (b) in the event of any such actual or threatened breach, the disclosing party will be entitled to seek injunctive relief to prevent or eliminate such breach.

9.           LIMITATIONS OF LIABILITY

9.1           Company acknowledges that Developer has no control over the functioning of the Internet or third parties’ activities on the Internet, including without limitation third party interference with or disruption or disablement of the Platform via means of overloading, “flooding,” “mail bombing,” “denial of service” attacks, “crashing” or other means, and Developer makes no representations or warranties of any kind regarding the performance or security of the Internet, except that Developer shall make a commercially reasonable effort to secure the operation of the Platform against such disruption or disablement.  Notwithstanding anything to the contrary in this Agreement, Developer shall have no liability of any kind for any issues related to functioning of the Internet or third parties’ activities on the Internet.

9.2           EXCEPT WITH RESPECT TO CLAIMS OR ACTIONS ARISING UNDER SECTION 7.1 OR SECTION 7.4 OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LICENSORS OR OTHER REPRESENTATIVES BE LIABLE FOR ANY FORM OF SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES OF ANY KIND, REGARDLESS OF THE FORM OF CLAIM OR ACTION (WHETHER BASED ON THEORIES OF CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY) OR OTHERWISE), EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

9.3           EXCEPT WITH RESPECT TO CLAIMS OR ACTIONS ARISING UNDER SECTION 7.1 OR SECTION 7.4 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY COLLECTIVELY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, REGARDLESS OF THE FORM OF CLAIM OR ACTION (WHETHER BASED ON THEORIES OF CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY) OR OTHERWISE), EXCEED THE FEES PAID TO COMPANY BY DEVELOPER HEREUNDER.

9.4           Developer acknowledges that Company has no control over the use of the Internet or third parties’ activities on the Internet, including without limitation third party interference with disruption or disablement of the Platform via means of overloading, “flooding,” “mail bombing,” “denial of service” attacks, “crashing” or other means.  Company makes no representations or warranties of any kind regarding the use or misuse of the Developer Technology by third party users of the Platform; provided that Company shall use commercially reasonable efforts to the extent of its ability, to ensure that such users do not improperly access the Developer Technology from any Domain Name and Company shall have no liability of any kind for any issues related to the nonpayment of such users related to this Agreement unless previously agreed to in writing by an authorized employee of the Company.

10.           TERM AND TERMINATION

10.1           Term.  This Agreement will commence on the Effective Date and will continue in full force and effect for three (3) years, unless terminated earlier in accordance with the terms of this Agreement (the “Term”).

10.2           Mutual Termination for Cause.  Each Party will have the right to terminate this Agreement if:  (a) the other Party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after written notice (the “Cure Period”); (b) the other Party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (c) the other Party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

10.3           Termination by Company. After January 1, 2011, Company will have the option to terminate this Agreement on not less than ninety (90) days’ prior written notice, together with payment to Developer of an amount equal to $292,000.

10.4           Effect of Expiration or Termination.  Upon expiration or any termination of this Agreement:

(a)           All licenses granted hereunder shall immediately terminate, except as otherwise expressly stated herein.

(b)           Each Party will pay the other all accrued amounts due and payable hereunder as of the effective date of the termination, as specified in the exhibits hereto, or an appropriate pro-rata portion thereof for work performed by such party up to the date of termination.

(c)           Each Party will, upon the other Party’s request, return or destroy all copies of any Confidential Information of the other Party in such Party’s possession or control and, upon request, shall furnish to such other Party an affidavit or declaration signed by an officer of such Party certifying that such delivery or destruction has been fully effected, or, if it is not feasible to return or destroy Confidential Information, protections are extended to such information in accordance with the terms of this Agreement.

(d)           For a period not to exceed twelve (12) months following any expiration or termination of this Agreement, to the extent feasible, Developer will provide reasonable assistance to Company in winding down or continuing, as applicable, its use of the Platform until such time as Company is able to continue its use of an Platform without support from Developer, have in place reasonable alternatives to the Platform, as applicable, provided that prior to Developer’s provision of such assistance, Company shall pay an advance for the payment in full for such services to be provided by Developer during such 12-month period, at Developer’s then-applicable commercial rates.

10.5           Nonexclusive Remedy.  Termination of this Agreement by either Party will be a nonexclusive remedy for breach and will be without prejudice to any other right or remedy of such Party.

10.6           No Damages for Termination.  Neither Party will be liable to the other for damages of any type solely as a result of terminating this Agreement in accordance with its terms.

10.7           Survival.  The provisions of Sections 1, 4, 5,  6, 7, 8, 9, 10, 11, 13 and 14 will survive any termination or expiration of this Agreement.

11.  SOURCE CODE ESCROW AND RELEASING EVENTS.

11.1           On or before April 15, 2010, Developer shall deposit with Cohen Tauber Spievack & Wagner P.C. (“Escrow Agent”), in accordance with the Escrow Agreement (as defined below), the source code for the Platform e-commerce application  consisting of the actual source code, all relevant commentary, explanations and other documentation, as well as instructions to compile the source code, plus all revisions to the source code encompassing all corrections, changes, modifications and enhancements made by Developer in connection with Developer’s development of the application, but excluding any materials licensed by Developer from third parties (the “Escrow Material”).  For the avoidance of doubt, Escrow Material does not include any rights, license and/or sublicense to any computer programs or other materials required to test, compile, decompile and/or assemble, use or otherwise support any internet/SAS platform and Company must acquire any such rights, licenses, and/or sublicenses to such computer programs pursuant to a separate agreement between Company and the applicable entity or entities.  As soon as is practicable after the date of this Agreement, the parties will enter into an agreement with the Escrow Agent in a form reasonably acceptable to Developer and Company (the “Escrow Agreement”).  Company shall be responsible for the payments of all fees to the Escrow Agent and reasonable and documented legal fees incurred by Developer in connection with the negotiation and execution of a mutually agreeable Escrow Agreement.

11.2           The Escrow Agreement will provide, among other things, that the Escrow Agent will release the Escrow Material to Company upon the occurrence of any of the following conditions (each, a “Releasing Event”), subject to Section 11.4 hereof:

(a)           Developer files a petition for bankruptcy, or has filed against it any petition or other application for relief, under Chapter 7 of the Bankruptcy Code

(b)           on January 1, 2013;

(c)           after January 1, 2011, in the event Company exercises its right to terminate this Agreement in accordance with Section 10.3 hereof.

11.3           Upon the occurrence of a Releasing Event, Company shall give written notice thereof by certified mail to Escrow Agent and Developer.  The Escrow Agreement shall provide that unless Developer, within ten (10) business days after Developer’s receipt of such written notice from Company (“Request for Release Notice”), files with Escrow Agent its affidavit executed by a responsible executive clearly refuting that a Releasing Event or circumstances leading thereto no longer exist, then Escrow Agent shall release to Company on the tenth (10th) business day following Developer’s receipt of the Request for Release Notice, the Escrow Material.  If Developer so timely objects, the Escrow Materials shall not be delivered to Company, but shall be held by Escrow Agent pending joint instructions from Company and Developer or a resolution of the controversy by binding arbitration under AAA rules to take place in Durham, North Carolina. Any and all costs incurred by Escrow Agent in connection therewith, including reasonable attorneys’ fees and costs, shall be borne by Company.

11.4           Company’s right to and interest in the Escrow Material during the Term of this Agreement and thereafter, even if released to the Company upon the occurrence of a Releasing Event, shall be solely a limited, nonexclusive, revocable, non-transferable and non-sublicensable license to use such Escrow Material to the extent necessary to ensure the continued operation of the Platform in accordance with the terms of this Agreement after the occurrence of a Releasing Event, and such Escrow Materials shall be automatically returned to Developer upon demand in the event of breach by Company of its obligations hereunder, including, without limitation, any use of the Escrow Materials by Company outside the scope of the foregoing license.  Company shall not disclose the Escrow Materials to any third party and shall maintain the secrecy and confidentiality thereof.  Company agrees that its right to use the Escrow Materials as provided herein does not convey or grant to it any right, title or ownership interest in the Escrow Materials.  Company shall destroy its copy of the Escrow Materials and so notify Developer in writing at such time as (i) Company stops using or maintaining the Platform, or (ii) its right to use the Platform or the Escrow Materials is terminated in the event of breach of its obligations hereunder.

12.           PRESS RELEASE

Any press release(s) or similar publicity statement(s) of any nature regarding this Agreement shall not be issued by either Party without the other Party’s prior written consent.  Notwithstanding anything to the contrary, either Party may (a) make an announcement or written statement required to be made by law or the regulations of any state or federal governmental agency, and (b)  use the other Party’s name, URL and logo on its Platform and in its customer and partner lists for corporate and financial presentations.  Without limiting the forgoing, the Parties agree that nothing herein shall constitute an endorsement of the other.

13.           GENERAL PROVISIONS

13.1           Governing Law and Disputes.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to or application of conflicts of law rules or principles.

13.2           Compliance with Laws.  Each Party agrees to comply in all material respects with all applicable laws, rules and regulations in connection with its activities under this Agreement.  Without limiting the generality of the forgoing, Developer shall, and shall ensure that any of its third party vendors, maintain business and financial records sufficient to verify the accuracy of all fees paid to Company hereunder.

13.3           Severability.  If for any reason a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, such provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in full force and effect.

13.4           Waiver and Modification.  Failure or delay by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.  Any waiver, amendment or other modification of any provision of this Agreement or its exhibits will be effective only if in writing and signed by duly authorized representatives of the Parties.

13.5           Notices.  All notices, consents and other communications required or permitted to be given under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt.  All notices, consents and communications will be sent to the addresses set forth below or to such other address as may be specified by either Party to the other in accordance with this Section.

To Company: 1-800-Pharmacy, Inc. PO BOX 3445 Saratoga, CA, 95070 Attn: Jonathan Tanner	To Developer: Smart Online, Inc. 4505 Emperor Blvd., Suite 320 Durham, NC 27703 Attn: Legal Department Facsimile: (919) 765-5020

13.6           Force Majeure.  Developer will not be liable for any delay or failure of its performance under this Agreement due to events beyond its reasonable control (a “Force Majeure”), provided that Developer provides prompt written notice to Company of such Force Majeure and uses its diligent efforts to resume performance.  Developer’s time to perform the Services and Company’s payment obligations for such Services, if any, will be extended for a period equal to the duration of the delay caused by the Force Majeure.  Notwithstanding the foregoing, if as a result of a Force Majeure event Developer is unable to perform for a period of twenty (20) consecutive days (or thirty (30) days in any sixty (60) day period), Company may terminate this Agreement upon ten (10) days’ written notice unless Developer is able to resume Services within said ten (10) day period.  Notwithstanding the foregoing, if as a result of a Force Majeure event Company is unable to pay for such Services, if any payment is due, for a period of twenty (20) consecutive days after the due date thereof, Developer may terminate this Agreement upon ten (10) days’ written notice unless Company is able to make such payment within said ten (10) day period.

13.7           Relationship of Parties.  The Parties to this Agreement are independent contractors, and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise, or agency between the Parties.  Neither Party will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

Personnel employed by either Party who perform duties related to this Agreement shall remain under the supervision, control, and management of their respective employer and shall not in any event be considered employees of the other Party.  Accordingly, each Party shall be responsible for payment of all federal income tax and all other taxes and will, accordingly, file, remit and pay all required amounts attributable to payments made by Company to Developer as an independent contractor to any and all taxing authorities, as required by law.

13.8             Entire Agreement.  This Agreement and its exhibits are the complete and exclusive agreement between the Parties with respect to the subject matter hereof, superseding and replacing any and all prior and contemporaneous agreements, communications, and understandings (both written and oral) regarding such subject matter.

13.9             Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one (1) and the same instrument.

13.10             No Benefit to Others.  The provisions of this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and shall not be construed as conferring any rights on any other persons or conferring to any third party the status of third party beneficiary of this Agreement.

13.11             Assignment and Subcontracting.  Neither this Agreement nor any of the rights, duties, or obligations hereunder may be assigned by operation of law or otherwise, or delegated by either Party, in whole or in part, without the prior written consent of the other, except to a parent, subsidiary, or other entity acquiring substantially all of the Party’s assets upon prior written notice.  Any attempted assignment or delegation by Company in contravention of the provisions of this Section 13.11 shall be void and without force or effect.  This Agreement shall be binding upon and shall inure to the benefit of Developer and Company and their permitted successors and assigns.  Developer may delegate or subcontract certain of its rights or obligations under this Agreement, but shall remain responsible for the performance of each delegate or subcontractor.

13.12             RESERVED.

13.13             RESERVED.

13.14             Dispute Resolution.  The Parties shall follow the dispute resolution processes set forth below in connection with all disputes, controversies or claims, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (collectively ”Disputes”), except as otherwise noted, arising out of, or relating to, this Agreement or the breach or alleged breach hereof.

13.14.1             Developer and the Company will cooperate in good faith to resolve any Disputes arising between them regarding this Agreement.  If the parties are unable to resolve the dispute within thirty (30) days following the date one party sent written notice of the dispute to the other party, and if Developer or Company wish to pursue the dispute, it shall be submitted to binding arbitration not later than three (3) years from the date written notice of the dispute was first sent, and shall be arbitrated in accordance with the commercial arbitration rules of the American Arbitration Association, provided, however, that three arbitrators are chosen with each party choosing one arbitrator and agreeing upon the selection of a third.   Arbitration shall take place telephonically, online or in a neutral location to be determined by the parties.  The arbitrator shall not have the power to award punitive damages, or any other damages not permitted to be recovered under the terms of this Agreement, as both parties hereto have agreed to exclude such damages from any relief either party may seek as a remedy.  The Federal Arbitration Act, 9 U.S.C. Sections 1 to 14, shall govern the interpretation and enforcement of this arbitration provision, and any arbitration award may be reduced to judgment by the prevailing party in a court of competent jurisdiction.  The decision of the arbitrators shall be in writing and shall set forth in detail the facts of the dispute and the reasons for the decision.  The arbitration panel shall not have the authority to award punitive damages to any injured party.

13.14.2             Company agrees that Disputes relating to or arising from Section 4 or Section 8 herein could cause irreparable harm for which damages would be inadequate and such Disputes shall be exempt from the dispute resolution processes described in this section.  Each party reserves the right, in connection with such Disputes under Section 4 or Section 8 herein, in its discretion, to seek injunctive or any other judicial relief therefore.

13.14.3             Except as provided for otherwise herein, each party shall be responsible for its own legal fees in connection with the dispute resolution procedures contemplated herein above; provided, however, that in the event of any litigation under Section 8.4, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees incurred in connection therewith.

13.14.4             The Parties agree to keep confidential the arbitration and existence of any dispute, controversy or claim, the dispute resolution process, and the results thereof except as necessary to enforce this Section 13.14 or to enforce any arbitral award.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties’ duly authorized representatives have executed this Agreement as of the dates specified below.

1-800-Pharmacy, Inc.		Smart Online, Inc.

By:		By:
	Name: Jonathan Tanner		Name:
	Title: Founder & CEO		Title:

[SIGNATURE PAGE TO 1-800-PHARMACY, INC. LICENSE  AGREEMENT]

SCHEDULE A

1. Platform Specifications – The Platform is designed to include the functionalities set forth in the Scope of Work.

2. RESERVED.

3. RESERVED.

4.Terms of Use, End User License Agreement and Privacy Statement.  The Platform shall include a Terms of Use agreement and Privacy Statement, and may include a “click-through” End User License Agreement, the content, form, format and placement of which shall be determined by Developer in its sole discretion, provided that the terms thereof shall not be inconsistent with Developer’s warranties and obligations contained in the Agreement.  Developer further agrees that the content, form, format and placement of the Terms of Use agreement and Privacy Statement shall be in compliance with all applicable laws, rules and regulations.

5.Support Services.  Developer will provide the following services for the Platform during the Term of this Agreement, at no additional charge to Company:

5.1  Apply updates from the providers of the infrastructure software required to address security, performance or functionality defects that affect the operations of the website.

5.2  Provide a high quality of service and use commercially reasonable efforts to ensure 99.4% uptime (“System Availability”) exclusive of Schedule Maintenance Windows (as defined below) and other mutually agreed down time to apply maintenance or install new features that cannot be performed live, and subject to:

(i)           impediments affecting the path (route) traveled in accessing Developer’s systems except for those facilities owned, operated or maintained by Developer or by a third party on behalf of Developer;

(ii)           downtime or degradation attributable to a ‘denial-of-service’ attack from external sources outside of Developer’s control; and

(iii)           emergency maintenance, as described in Paragraph 7 of this Schedule A.

5.3  Maintain interface updates. The website requires the integration business partners using mechanized interfaces. While these are expected to be very stable, there may be occasion where there are evolutionary changes to the interface for security or operational (e.g.,  changing the host address) reasons. Developer will use commercially reasonable efforts to maintain the integration software to ensure that website operations are not affected

5.4  Maintain IPC.  The website exchanges catalog, invoices and purchase orders with IPC using mutually agreed XML document format exchanged over the internet using File Transfer protocol.

5.5  Maintain Affiliate programming (including, but not limited to: Commission Junction, LinkShare, Google Affiliate Network) integration. The website downloads commission data over the internet using Hyper Text Transfer Protocol (HTTP) for purchase made through Rebate Mall functionality of the website.

5.6  Maintain e-commerce (PayPal Payments pro) CC processing.  The website is using the PayPal Payments Pro online payment gateway to validate credit cards and process credit card transaction using PayPal Pay Flow API.

5.7  Support and maintain Following browsers.  All the features of the website will be available to all customers that access the site using the following websites:

Firefox 3.X

IE 7

IE 8

Safar 4.0

New browser support is not included in the Services and may be provided at an additional charge to Company, in the sole discretion of Developer.

6.Scheduled Maintenance Windows.  Developer or any third party services provider may reserve maintenance windows, should the need for such maintenance arise (“Scheduled Maintenance Windows”).  In the event that this window will be needed in a given week, Developer will notify Company and Participating Members no less than five (5) business days prior to the window.  If it is determined during the window that the scheduled maintenance will run over the window, Company and Participating Members will be notified immediately and receive regular updates until the period is complete. During these scheduled maintenance periods, the Platform and services may be unavailable to Company and its customers.  Scheduled Maintenance Windows are not counted against System Availability percentages.

7.Emergency Maintenance Notification.  In the event that emergency maintenance is required which will adversely affect the Platform, Developer will notify Company of such emergency maintenance.  Emergency maintenance windows are not counted against System Availability percentage, provided that the cause for such emergency maintenance results from events beyond Developer’s control (i.e., the cause does not result from Developer’s failure to maintain commercially reasonable hardware, redundancy and security, or from Developer’s failure to timely install third-party patches, bug fixes, updates and the like).  Notwithstanding anything herein to the contrary, any failure which causes the Platform or any material functions thereof to be substantially unavailable for more than three (3) business hours shall be deemed a material breach hereof, the cure period for which shall not exceed three (3) days.

8.Exceptions.  Notwithstanding anything herein to the contrary, Developer will not be responsible for failure to meet a Platform System Availability standard set forth in Section 5.2 to the extent the failure is not attributable to any action or failure to act by Developer (including its employees) or its contractors or suppliers.

9.Platform Repair.  Developer will provide support services for updates and bug fixes for the Platform as identified by helpdesk support between the hours of 1:00 A.M. and 4:00 A.M. of the local time zone in which such updates and bug fixes will be implemented.

SCHEDULE B

Platform Monthly Fees

1.  Platform Fee. Company will pay to Developer a license fee of $21,950.00 per month for usage of the Platform.

2.  Hosting Fee.  Company will pay to Developer an initial hosting fee of $6,550.00 per month, for hosting services with respect to membership sign-up and members’ usage of all Platform services.  The Hosting Fee will include all required technical support, RAM, storage and 200 GB bandwidth.  The Parties will measure the bandwidth usage on a monthly basis.  As usage of the Platform expands and bandwidth of more than 200 GB is required, Company will pay an additional hosting fee of $1.50 per month per GB for such additional bandwidth.

3.  Maintenance Fee. Company will pay to Developer a monthly maintenance fee of $1,500.00.  Developer will provide 10 hours of maintenance services per month [including standard software upgrades and updates, and virus and security protection services].  Unused hours will not roll over to subsequent months.

SCHEDULE C

Bug List

[Attached]